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[LOGO OF KPMG]

              Stamford Square
              3001 Summer Street
              Stamford, CT  06905



                        Consent of Independent Auditors
                        -------------------------------




The Board of Directors
Cornerstone Bancorp, Inc:


We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-73129) and Form S-3 (No. 333-73131) of our report dated January 25, 2000 relating to the consolidated statements of condition of Cornerstone Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended, which report appears in the December 31, 1999 Annual Report on Form 10-KSB of Cornerstone Bancorp, Inc.


/s/ KPMG LLP


Stamford, Connecticut
March 15, 2000